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                                 EXHIBIT 10.41


Personal and Confidential
November 10, 2000

Bill Slater
13744 Camino Rico
Saratoga, CA  95070


Dear Bill

I am pleased to confirm Symmetricom, Inc.'s, offer of employment to you.

Symmetricom's advanced network products, the "Heartbeat of the Net/TM/", play a critical role in the operation and quality of service of global wireless and wireline telecommunications networks. Global customers include network operators, network service providers, and network equipment manufactures. Symmetricom's synchronization and timing equipment is deployed in tens of thousands of central offices and wireless base stations in more than 100 countries around the world. The decision to join our company is an important one. We believe that success in this position is as important to your future as it is to ours. From the interview process you should have gained an understanding of our VISION for the future, as well as the culture and values that frame our actions. We also want you to have a clear understanding of the position that you will be accepting. If you have questions regarding any of these areas, please feel free to contact us.

Symmetricom has developed a set of core values that are key to our success (see attached document--Guided by Values). Each employee has the responsibility of exhibiting these values in day-to-day work behaviors. Prior to accepting this offer, it is important that you understand and agree to uphold these values as an integral part of your employment with Symmetricom.

On behalf of Tom Steipp, President and CEO, we offer the exempt position of Chief Financial Officer. As Tom indicated, your starting base salary will be $4,807.69 per week (which on an annualized basis is approximately $250,000). Formal performance evaluations are normally conducted on an annual basis beginning one year from your date of hire. Salary increases may be granted commensurate with your level of performance and in accordance with company guidelines.

Since you will be involved in making decisions that will have a considerable effect on the productivity and profitability of the Company, we are pleased to recommend an option of 150,000 shares of Symmetricom, Inc. stock for you. Upon becoming an employee, you will receive this option under the terms and conditions of the Company's Stock Option Plans; at the fair market value on the day of the grant.

In addition to your base salary you will be eligible to participate in the Symmetricom Incentive Compensation Program "ICP". Accomplishment of our FY01 business plan revenue and PBT numbers fund the plan to the 100% level for target earnings. Your target earnings level under the FY01 ICP will be 50%
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of your annual base salary on record at the beginning of the fiscal year. The
ICP is subject to change with each fiscal year and must be approved by the board of directors. A Plan document covering the details of the FY01 Plan will be distributed within the next several weeks.

Also, as a member of the executive staff, you are eligible to participate in our Executive Health Care Plan. I have enclosed a plan summary for your review. Please feel free to contact me with questions.

As an enhancement to our benefit program you will be eligible to accrual vacation at the rate of four weeks vacation for each complete year of service with Symmetricom. Under our current vacation benefit plan this is the maximum accrual rate.

This offer is valid until August 16, 2000, and is conditional upon proof of eligibility to legally work in the United States under the Immigration Reform and Control Act of 1986 (IRCA). Please refer to the I-9 Explanation which explains IRCA and the documents you must bring to orientation on your first day of work.

In addition, it is understood that your employment with Symmetricom is voluntarily entered into and is for no specified term. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the company is free to make changes in any aspect or to conclude it's at will employment relationship with you at any time, with or without cause. It is also understood that you will not violate any previously signed agreements covering proprietary information and that you will exercise utmost diligence to protect and guard the confidential information of our company as stated in the enclosed Invention Assignment and Secrecy Agreement.

Bill, enclosed is a copy of this letter on which you may signify your acceptance by indicating your start date, signing it, along with the Invention Assignment & Secrecy Agreement, and returning both to our Human Resources Department (please indicate "Attn: Human Resources Department - CONFIDENTIAL" on the envelope).

Tom, and I are looking forward to your joining us as soon as possible, as we feel that the tools and resources we have available, combined with your desire to succeed, provide opportunities for professional growth and personal challenge. We also feel that a person with your skills will make significant contributions to Symmetricom's continued success. If you have any questions, please feel free to call us.

Sincerely,

Symmetricom, Inc.


/s/

Debbie Mackie
Vice President, Human Resources
and Facilities

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Enclosures:  Letter copy
Invention Assignment & Secrecy Agreement
Application/EEO (If applicable)
Guided by Values
Highlight of Benefits
I-9 Explanation
Insider Trading Policy
Employee Handbook (Employment Guidelines)
Exec-u-care Plan Summary

cc:  Tom Steipp
     Human Resources File


EMPLOYMENT OFFER AGREED TO AND ACCEPTED

I understand that this agreement sets forth our entire agreement respecting the terms of my employment with Symmetricom, Inc. and supersedes any prior representations or agreements, whether written or oral. I further understand that this agreement may not be modified, except in writing signed by the Chief Executive Officer of Symmetricom, Inc. and me.

[_] Checking this box and signing below indicates I have received, understood and agreed to comply with the following enclosed company policies:
     Invention Assignment and Secrecy Agreement
     Insider Trading Policy
     Employee Handbook (Employment Guidelines)
     Guided by Values


BY     /s/
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   Please sign full name   (William Slater)



START DATE
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   Monday is preferred

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